                              INVESTMENT AGREEMENT

                                       AND

                               CONTINUING GUARANTY

                                  BY AND AMONG

                       STANWICH FINANCIAL SERVICES CORP.,

                            CHARLES E. BRADLEY, SR.,

                            CHARLES E. BRADLEY, JR.,

                        CONSUMER PORTFOLIO SERVICES, INC.

                                       AND

                   LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P.

                                 APRIL 15, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.    DEFINITIONS............................................................2

2.    REPRESENTATIONS AND WARRANTIES OF STANWICH, CEB AND
      BRADLEY................................................................8
      2.1   Organization and Good Standing...................................8
      2.2   Qualification....................................................8
      2.3   Authorization....................................................8
      2.4   Due Execution and Delivery; Binding Obligations..................9
      2.5   No Violation.....................................................9
      2.6   Governmental and Other Third Party Consents......................9
      2.7   Title to Assets..................................................9
      2.8   Company Securities..............................................10
      2.9   Transactions with Affiliates....................................10
      2.10  Solvency........................................................10
      2.11  Stanwich Purchase Option........................................10
      2.12  Disclosure......................................................10

3.    COVENANTS OF STANWICH, CEB AND BRADLEY................................11
      3.1   Investment Commitment...........................................11
      3.2   Pledge Agreements...............................................12
      3.3   Removal of Prior Liens..........................................13
      3.4   Stanwich Structured Settlement Agreements.......................13
      3.5   Sale or Refinance of Assets.....................................13
      3.6   Reporting.......................................................14
      3.7   Covenant Regarding Compensation.................................14
      3.8   CARSUSA Flooring Line...........................................15
      3.9   Guaranteed Covenants............................................15

4.    GUARANTY..............................................................16
      4.1   Guaranty of the Obligations.....................................16
      4.2   Absolute Guaranty...............................................17
      4.3   Demand by LLCP..................................................19
      4.4   Guarantor Waivers...............................................19
      4.5   Waivers Under Statutes..........................................22
      4.6   Waivers of Defenses.............................................23
      4.7   Benefits of Guaranty............................................24
      4.8   Continuing Guaranty.............................................24
      4.9   Subordination...................................................24
      4.10  No Setoff, Defense or Counterclaim..............................25
      4.11  Early Termination of Guaranty...................................25

                                TABLE OF CONTENTS
                                   (continued)

                                                                          Page
                                                                          ----

      4.12  Further Assurances..............................................26
      4.13  Payments Free and Clear of Taxes................................26
      4.14  Reinstatement...................................................27
      4.15  Defaults and Remedies...........................................27
      4.16  Application of Payments.........................................27
      4.17  Senior Subordinated Status of the Guaranties....................28
      4.18  Direct Purchase of Participation Interest in Note...............28

5.    GRANT OF IRREVOCABLE PROXY; COVENANTS; REPRESENTATIONS................28
      5.1   Grant of Irrevocable Proxy......................................28
      5.2   Agreement to Retain Shares......................................29
      5.3   Additional Purchases............................................29
      5.4   Protective Covenants............................................29
      5.5   Representations and Warranties of the Guarantors Related
            to the Shares...................................................30
      5.6   Equitable Relief................................................30

6.    ACTIONS TO BE TAKEN BY THE COMPANY; RELEASE OF
      COLLATERAL............................................................31
      6.1   Covenant to Issue Stanwich Commitment Notes and Stanwich
            Commitment Warrants.............................................31

7.    RIGHT TO DISPOSE OF STANWICH COMMITMENT NOTES.........................31
8.    CONDITIONS............................................................31
      8.1   Approval by Independent Directors...............................31
      8.2   Simultaneous Closing of LLCP Investment.........................31
      8.3   Good Standing; etc..............................................32
      8.4   Compensation Arrangements.......................................32
      8.5   Delivery of Documents, Collateral; etc..........................32
      8.6   Company's Representations and Warranties........................32

9.    INDEMNIFICATION.......................................................33
      9.1   Losses..........................................................33
      9.2   Indemnification Procedures......................................33
      9.3   Contribution....................................................34
      9.4   Limitation on Liability.........................................34
      9.5   Lost Certificate Indemnity......................................35

10.   MISCELLANEOUS.........................................................35
      10.1  Consent to Amendments...........................................35

                                TABLE OF CONTENTS
                                   (continued)

                                                                          Page
                                                                          ----

      10.2  Survival of Representations and Warranties......................35
      10.3  Entire Agreement................................................35
      10.4  Severability....................................................35
      10.5  Successors and Assigns..........................................35
      10.6  Notices.........................................................35
      10.7  Descriptive Headings; Construction and Interpretation...........37
      10.8  Exhibits and Disclosure Schedules...............................37
      10.9  Counterparts....................................................37
      10.10 Fees and Expenses...............................................37
      10.11 Governing Law...................................................37
      10.12 Publicity.......................................................38
      10.13 WAIVER OF JURY TRIAL............................................38

                                    EXHIBITS

Exhibit A   Asset Lists

Exhibit B   Form of Amendment to Subordination Agreement

Exhibit C   Structured Settlement Payments

Exhibit D   Form of Pledge Agreement

Exhibit E   Form of Irrevocable Proxy

Exhibit F   Form of Application of Proceeds Letter

                                    SCHEDULES

Schedule 2.6  Required Consents

Schedule 2.7  Permitted Liens (attachment to Exhibit A)

Schedule 2.8  Ownership of Company Securities

Schedule 3.6  Issuers Reporting Financial Condition

                              INVESTMENT AGREEMENT
                                       AND
                               CONTINUING GUARANTY

      This Investment Agreement and Continuing Guaranty is entered into as of April 15, 1999 (this "Agreement"), by and among Levine Leichtman Capital Partners II, L.P., a California limited partnership ("LLCP"), Consumer Portfolio Services, Inc., a California corporation (the "Company"), Stanwich Financial Services Corp. a Rhode Island corporation ("Stanwich"), Charles E. Bradley, Sr., an individual ("CEB"), and Charles E. Bradley, Jr., an individual ("Bradley", and collectively with CEB and Stanwich, the "Guarantors").

                                    RECITALS

      A. Pursuant to that certain Securities Purchase Agreement ("November 1998 Securities Purchase Agreement") dated as of November 17, 1998 between the Company and LLCP, as amended by a First Amendment to Securities Purchase Agreement dated of even date herewith (the "First Amendment"), and as further amended, supplemented or otherwise modified from time to time, (the "Amended November 1998 Securities Purchase Agreement"), the Company issued and sold to LLCP (i) a Senior Subordinated Primary Note dated November 17, 1998, made payable to the Secured Party in the principal amount of $25,000,000 (as amended by an Amended and Restated Senior Subordinated Primary Note dated of even date herewith, and as further amended, supplemented, modified, renewed, refinanced or restructured from time to time, the "Note") and (ii) the Primary Warrant (as such term is defined in the Amended November 1998 Securities Purchase Agreement).

      B. As more fully described in the First Amendment, the Company has notified LLCP that Existing Defaults (as such term is defined in the First Amendment) have occurred and are continuing. The Existing Defaults entitle LLCP to exercise all of its rights and remedies under the November 1998 Securities Purchase Agreement, the Note and the other Related Agreements (as such term is defined in the Amended November 1998 Securities Purchase Agreement), including, without limitation, declaring all outstanding principal of, and accrued and unpaid interest on, the Note to be due and payable.

      C. The Company has requested that LLCP (i) waive the Existing Defaults and amend certain terms of the November 1998 Securities Purchase Agreement and (ii) purchase from the Company the April 1999 Note and the April 1999 Warrant. The Company and LLCP have agreed that LLCP will purchase the April 1999 Note and the April 1999 Warrant from the Company for total consideration of $5.0 million, conditioned upon, among other things, (i) the agreement of Stanwich to make certain investments in the Company on the dates and pursuant to the terms set forth herein, (ii) the Company having obtained all necessary Consents required to accept the investments to be made by Stanwich hereunder, (iii) the agreement the Guarantors to jointly and severally and unconditionally guarantee (x) the Company's obligations under the April 1999 Note, (y) the performance of certain covenants of the Company set forth in the April 1999 Securities Purchase Agreement (the "April 1999

SPA") dated of even date herewith by and among the Company and LLCP and the Amended November 1998 Securities Purchase Agreement, as more fully described in and limited by the terms of Section 3.9, and (z) the investment commitment of Stanwich, and (iv) the agreement of the Guarantors to pledge certain assets to LLCP in order to secure their obligations with respect to said guarantee and the Stanwich Investment Obligation, all as further described herein.

      D. The Guarantors agree and acknowledge that but for their agreement to invest in the Company, guarantee the April 1999 Note, guarantee as specified herein the Guaranteed Covenants and provide collateral for those obligations, LLCP would not have agreed to waive the Existing Defaults, amend the November 1998 Securities Purchase Agreement, or purchase the April 1999 Note.

      E. In addition, The Guarantors are willing, in consideration of the purchase by LLCP of the April 1999 Note, the execution and delivery of the Amended November 1998 Securities Purchase Agreement and the Amended November 1998 Note, and the extension of credit by LLCP contemplated thereby, to grant irrevocable proxies to LLCP as more fully described herein.

      F. In order to induce LLCP to purchase the April 1999 Note, the Guarantors are willing to enter into this Agreement for the benefit of the Company and LLCP, on the terms and conditions set forth herein.

                                    AGREEMENT

      In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. The capitalized terms used in this Agreement which are not defined in this Agreement shall have the meanings given to such terms in the Amended November 1998 Securities Purchase Agreement or the April 1999 SPA.

      To the extent a definition incorporated herein in this Agreement is applicable solely to the Company or any of its Subsidiaries, it shall be deemed to refer herein to any Person to which it relates herein, not just to the Company or any Subsidiary.

      In addition, the following terms have the meanings set forth below:

            "Asset Sale" shall mean any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by any Guarantor or any of their controlled Affiliates, or by any person acting on one or more of their behalf (including any secured party, receiver, trustee or debtor-in-possession) of (i) any

      Pledged Collateral, (ii) any Structural Settlement Assets, (iii) any Second Lien Assets or (iv) any of their Other Material Assets or properties.

            "CARSUSA Flooring Line"means the existing line of credit issued by the Company to CARSUSA, Inc. in CARSUSA Inc.'s capacity as a Dealer.

            "CCP" shall have the meaning specified in Section 4.5.

            "Charge" shall mean any Federal, state, county, city, municipal, local, foreign or other Governmental Authority (including Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof) tax at the time due and payable, levy, assessment, charge, lien, claim or encumbrance upon or relating to: (i) the Collateral; (ii) the Obligations to LLCP or the Guaranty Obligations; (iii) the employees, payroll, income or gross receipts of any Guarantor; (iv) the ownership or use of any of the assets of any Guarantor; or (v) any other aspect of the business of any Guarantor.

            "Collateral" shall mean any and all real or personal property subject to the Lien of LLCP under the Collateral Documents.

            "Collateral Documents" shall mean, collectively, the Pledge Agreements, and all other security agreements, pledge agreements, mortgages, deeds of trust, assignments or other agreements or documents pursuant to which LLCP obtains or perfects a Lien upon collateral to secure the Obligations to LLCP or the Guaranty Obligations.

            "Company" shall have the meaning specified in the preamble to this Agreement.

            "Continuing Guaranty" shall mean the guaranty of the Guaranty Obligations of the Guarantors set forth in Section 4, and any amendment, modification, extension, renewal or restatement thereof from time to time.

            "Foreclosure Event of Default" shall mean one or more of the following has occurred:

                  (a) in the event the Stanwich Investment Obligation has not then been fulfilled in full, the occurrence of a payment default by the Company under the April 1999 Note or the Amended November Note;

                  (b) in the event the Stanwich Investment Obligation has not then been fulfilled in full, the occurrence of a breach by the applicable Guarantor of a Guaranteed Covenant (it being understood, that in no event shall a breach by either of CEB or Stanwich, on the one hand, or a breach by Bradley, on the other hand, of their Guaranteed Covenants give LLCP the right to accelerate the Guaranty Obligations under Section 4.15 against the other party, or satisfy Obligations to LLCP out of the Pledged Collateral pledged by the other party);

                  (c) the failure by Stanwich to fulfill the Stanwich Investment Obligations at the times and in the manner specified in Section 3.1(b); or

                  (d) the failure by the Guarantors to comply with its covenants hereunder or the Pledge Agreement made directly for the benefit of LLCP (e.g., the obligation to reimburse LLCP for certain expenses it will incur under Section 10.10 hereof).

            "Guaranteed Covenants" shall have the meaning specified in Section 3.9.

            "Guaranty Obligations" shall mean (i) the Obligations to LLCP and
      (ii) all indebtedness, liabilities and obligations of any Guarantor to LLCP under this Agreement, whether now existing or hereafter arising, subject to the parenthetical in clause (b) of the definition of "Foreclosure Event of Default."

            "Guaranty Termination Date" shall mean subject to reinstatement as provided in Section 4.14, the latest to occur of the date upon which (i) the Obligations to LLCP with respect to the April 1999 Note shall cease to be outstanding or the Guaranty with respect to the April 1999 Note has earlier terminated as specified in Section 4.11, (ii) the Stanwich Investment Obligation has been fulfilled in full, or (iii) the Guaranteed Covenants have been satisfied by the applicable Guarantor.

            "Junior Subordinated Indebtedness" shall mean Indebtedness that is not Senior Indebtedness, or Senior Subordinated Indebtedness as such Indebtedness may be refinanced, renewed, replaced, restructured or exchanged from time to time, including without limitation Indebtedness subordinated to the Guaranty Obligations pursuant to Section 4.9.

            "Junior Subordinated Lenders" shall mean the lenders of Junior Subordinated Indebtedness (including, without limitation, Stanwich).

            "Material Assets" shall mean, with respect to any Person, assets, if securities, promissory notes or Instruments, having a value of $5,000 or more, if personal property, having a value of $100,000 or more, or if real property, having a value of $25,000 or more, prior to any Liens or discounts for minority interests, and includes the Pledged Collateral, Second Lien Assets and Structured Settlement Assets.

            "Net Available Cash" shall mean:

            (a) with respect to any Asset Sale of Pledged Collateral or Other Material Assets, all cash payments received from such Asset Sale (including cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption of Indebtedness relating to the property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of reasonable, bona-fide legal, title and recording Tax expenses, commissions and other reasonable, bona-fide fees and expenses incurred as a consequence of such Asset Sale;

            (b) with respect to any Asset Sale of Second Lien Assets, all cash payments received from such Asset Sale (including cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption of Indebtedness relating to the property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (i) reasonable, bona-fide legal, title and recording Tax expenses, commissions and other reasonable, bona-fide fees and expenses incurred as a consequence of such Asset Sale, and (ii) all payments made on any Indebtedness which is secured by any property subject to such Asset Sale, in accordance with the terms of any Lien upon such property (other than Liens created pursuant to this Agreement or the Pledge Agreement), or which must by its terms or in order to obtain a necessary Consent to such Asset Sale, or under Applicable Laws, be repaid out of the proceeds from such Asset Sale;

            (c) with respect to any Asset Sale of Structured Settlement Assets, all cash payments received from such Asset Sale (including cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption of Indebtedness relating to the property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (i) reasonable, bona-fide legal, title and recording Tax expenses, commissions and other reasonable, bona-fide fees and expenses incurred as a consequence of such Asset Sale, and (ii) cash applied by Stanwich to meet obligations to make cash payments under the Stanwich Structured Settlement Agreements arising on or before August 31, 1999;

            (d) with respect to principal, interest, dividends or other cash distributions received due to ownership of Pledged, Collateral or Other Material Assets (including as a result of a prepayment or refinancing), the cash portion of such distribution, net of reasonable, bona-fide expenses incurred as a result of such distribution; provided, however, that regularly scheduled payments of interest and dividends shall only be treated as Net Available Cash if a Foreclosure Event of Default has occurred and is continuing;

            (e) with respect to principal, interest, dividends or other cash distributions received due to ownership of Second Lien Assets, or a refinancing of a Guarantor's or Guarantor's Affiliate's Indebtedness secured by Second Lien Assets, the cash portion of such distribution, net of (i) reasonable, bona-fide expenses incurred as a result of such distribution, and (ii) any payment made on any Indebtedness which is secured by such Second Lien Assets, in accordance with the Permitted Lien upon such property; and

            (f) with respect to principal, interest, dividends or other cash distributions received due to ownership of Structured Settlement Assets (including as a result of a prepayment or refinancing), the cash portion of such distribution, net of (i) reasonable, bona-fide expenses incurred as a result of such distribution, and (ii) cash applied by Stanwich to meet obligations to make cash payments under the Stanwich Structured Settlement Agreements arising on or before August 31, 1999.

            "New Stanwich Subordination Agreement" shall mean that certain Amendment to Stanwich Subordination Agreement dated as of the date hereof in the form attached hereto as Exhibit B.

            "Obligations to LLCP" shall mean:

            (a) Any and all obligations of the Company under the April 1999 Note, including without limitation obligations to pay principal, premium, or interest, and including obligations arising out of the acceleration of principal or other amounts due under the April 1999 Note as a result of any breach thereunder or under the April 1999 SPA of whatever nature, character or description (including, without limitation, and whether presently existing or arising hereafter, together with interest, premiums and fees accruing thereon and costs and expenses (including, without limitation, attorneys' fees) of collection thereof (including, without limitation, interest, fees, costs and expenses accruing after the filing of a petition by or against the Company or any of its Subsidiaries under the Bankruptcy Laws or any similar federal or state statute), and any and all amendments, renewals, extensions, exchanges, restatements, refinancings or refundings thereof (excluding any of the Company's obligations to LLCP under the April 1999 Warrant);

            (b) The Stanwich Investment Obligation;

            (c) The Guaranteed Covenants, limited in the manner as described in
      Section 3.9(c);

            (d) The other obligations of the Guarantors under this Agreement, including without limitation indemnification of LLCP pursuant to Section 9;

            "Other Material Assets" shall mean any Material Asset owned by a Guarantor (whether directly or indirectly), except Material Assets constituting Pledged Collateral, Second Lien Assets, or Structured Settlement Assets, and includes, without limitation, the Assets listed on Exhibit A-4.

            "Permitted Lien" shall mean a Lien on an Asset of a Guarantor in existence on the date hereof and disclosed to LLCP in Exhibit A hereto, provided, that LLCP shall have been delivered true, correct and complete copies of the definitive documentation creating or evidencing such Permitted Lien.

            "Pledge" shall mean the security interests granted to LLCP by the Guarantors in the Pledged Collateral, all as more fully provided in the Pledge Agreements.

            "Pledge Agreements" shall mean collectively, the Pledge and Security Agreements dated as of the date hereof by and among each Guarantor, as pledgor, and LLCP, as pledgee, substantially in the form of Exhibit D.

            "Pledged Collateral" shall mean the Pledged Debt and the Pledged Stock listed and described on Exhibit A-1 hereto.

            "Pledged Debt" shall have the same meaning as given it in the Pledge and Security Agreements.

            "Pledged Stock" shall have the same meaning as given it in the Pledge and Security Agreements.

            "Real Property Lien" shall have the meaning specified in Section
      4.5.

            "Release Date" shall mean the earlier to occur (a) the Guaranty Termination Date, or (b), the date that LLCP and its successors and assigns hereunder have been indefeasibly paid in full all amounts owing under the Amended November 1998 Note and the April 1999 Note, and exercised, sold or permitted to expire the Amended November 1998 Warrant and the April 1999 Warrant, and have sold or otherwise disposed of all of their shares of Common Stock acquired pursuant to exercise of the Warrant (an "Investment Termination").

            "Second Lien Assets" shall have the meaning specified in Section 3.2, and are the Assets described on Exhibit A-2.

            "Shares" shall mean shares of Common Stock owned by a Guarantor, whether of record or beneficially, and any "new shares" (as defined in Section 5).

            "Stanwich Commitment Notes" shall have the meaning specified in
      Section 3.1(a).

            "Stanwich Commitment Securities" shall mean the Stanwich Commitment Notes and the Stanwich Commitment Warrants.

            "Stanwich Commitment Warrant" shall have the meaning specified in
      Section 3.1.

            "Stanwich Investment Obligation" shall mean the agreement of the Guarantors to purchase Stanwich Commitment Notes and Stanwich Commitment Warrants as set forth in Section 3.1.

            "Stanwich Purchase Option" shall mean a Securities Option Agreement dated as of November 17, 1998, among the Company, LLCP and Stanwich.

            "Stanwich Structured Settlement Agreements" shall mean agreements of Stanwich existing on the date hereof to make structured settlement payments to certain parties in the amounts and on the dates through December 31, 2001 shown on Exhibit C.

            "Structured Settlement Assets" shall mean the Material Assets described on Exhibit A-3.

2. REPRESENTATIONS AND WARRANTIES OF STANWICH, CEB AND BRADLEY. The Guarantors hereby represent and warrant jointly and severally to LLCP and the Company that the following statements are true and complete as of the date hereof.

      2.1 Organization and Good Standing. Stanwich is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own or lease and operate its properties, to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement, the Pledge Agreements, and the other Agreements required to be entered into by the Guarantors under
Section 8 ("Other Agreement"), and to consummate the transactions contemplated hereby and thereby.

      2.2 Qualification. Stanwich is duly qualified or licensed and in good standing as a foreign corporation or other entity duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not have a material adverse effect.

      2.3 Authorization. The execution, delivery and performance of this Agreement, the Pledge Agreements, and the Other Agreements, including, without limitation, the entry into the Continuing Guaranty and the fulfillment of the Stanwich Investment Obligation, and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Stanwich. No other corporate or other action on any of their parts is required to fulfill the Stanwich Investment Obligation.

      2.4 Due Execution and Delivery; Binding Obligations. This Agreement, the Pledge Agreement and the Other Agreements have been duly executed and delivered by each Guarantor. This Agreement, the Pledge Agreements, and the Other Agreements are legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

      2.5 No Violation. The execution, delivery and performance by the Guarantors of this Agreement and the Pledge Agreements and the other Agreements, and the consummation of the transactions contemplated hereby do not and will not violate (i) with respect to Stanwich, the charter, bylaws or governing agreement of any corporate or partnership or other entity, as amended through the date hereof; (ii) any Applicable Laws; (iii) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other material agreement to which a Guarantor is a party or by which any of its or their properties or assets are bound, or (iv) without limiting clause (iii), any agreement regarding other Indebtedness of a Guarantor or pursuant to which Material Assets of a Guarantor are subject to a Lien.

      2.6 Governmental and Other Third Party Consents. Except for the Consents which have already been duly obtained or made, no Guarantor or any of their Affiliates (other than the Company) is required to obtain any Consent, or required to make any declaration or filing with, (i) any Governmental Authority or (ii) any third party in connection with the execution and delivery of this Agreement or the Pledge Agreement (including, without limitation, the Continuing Guaranty or the documents pursuant to which the Stanwich Investment Obligation will be fulfilled), or for the purpose of maintaining in full force and effect any Licenses and Permits (except where the failure to maintain any License and Permit could not have a Material Adverse Effect). Schedule 2.6 sets forth a true and correct list of all Consents which have been obtained or made, each of which is in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such Consent may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

      2.7 Title to Assets. Except as described on Exhibit A, the Guarantors are the owner, of record, or, as indicated thereon, beneficially, of the Pledged Collateral, Second Lien Assets, Structured Settlement Assets and Other Material Assets, free and clear of any Liens except as may be created by the Pledge Agreements. Exhibit A is a true, accurate and complete list of Pledged Collateral, Second Lien Assets, Structured Settlement Assets and Other Material Assets. All agreements affecting such securities as described in clause (iv) of
Section 2.8 are described on Exhibit A. Except as indicated on Exhibit A, no Guarantor has any right, option, or other agreement whereby it will acquire an Other Material Asset.

      2.8 Company Securities. Except as contemplated by this Agreement and as disclosed in Schedule 2.8, no Guarantor owns of record or beneficially any Capital Stock of the Company, Convertible Securities or Option Rights. There does not exist, with respect to Capital Stock, Convertible Securities or Option Rights owned by any Guarantor: (i) voting trusts, proxies, or other agreements or undertakings with respect to the voting of the Capital Stock of the Company (whether now owned or hereafter acquired); (ii) obligations on the part of the Company to purchase or redeem any outstanding shares of its Capital Stock, any Convertible Securities or any Option Rights; (iii) Liens effecting its Capital Stock, Convertible Securities or Option Rights, or (iv) agreements granting any Person any rights of first offer or first refusal, registration rights or "drag-along," "tag-along" or similar rights with respect to any transfer of any Capital Stock of the Company, any Convertible Securities or any Option Rights, except as any of the foregoing are disclosed on Schedule 2.8. No shares of Capital Stock of the Company will become issuable to any Guarantor pursuant to any "anti-dilution" provisions of any issued and outstanding securities of the Company on account of the issuance of the securities, the exercise of the Amended November 1998 Warrant or the April 1999 Warrant or the application of the "anti-dilution" provisions contained in the Amended November 1998 Warrant or the April 1999 Warrant.

      2.9 Transactions with Affiliates. After the consummation of the transactions contemplated hereby, no Guarantor nor an Affiliate of a Guarantor will be engaged in any transaction or have any relationship with the Company or any of its Subsidiaries (other than the payment of compensation to CEB and Bradley and the ownership of securities or notes issued by the Company for fair market value at the time of issuance).

      2.10 Solvency.

            (a) No Guarantor is contemplating the filing of a petition under the Bankruptcy Law or the liquidation of all or any major portion of its assets or properties, and no Guarantor is aware of any Person contemplating the filing of any petition against it under the Bankruptcy Law.

            (b) After giving effect to the transactions contemplated in this Agreement and the Pledge Agreement, each Guarantor has a positive net worth and is Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Pledge Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries, or of any Guarantor.

      2.11 Stanwich Purchase Option. The Company, CEB, and Stanwich acknowledge and agree that the Stanwich Purchase Option is no longer exercisable by its terms.

      2.12 Disclosure. After due inquiry of the directors, executive officers and employees of any Guarantor having knowledge of the matters represented, warranted or stated herein, no representation, warranty or other statement made by or on behalf of a Guarantor or its or their respective representatives and agents to LLCP, whether written or oral, whether included in any materials provided to LLCP prior to the date hereof or included in this Agreement, the Pledge Agreements or in any Exhibit or Schedule or in any other document or instrument delivered at any time prior to or at the Closing, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

3. COVENANTS OF STANWICH, CEB AND BRADLEY.

      3.1 Investment Commitment. Without the Company or LLCP waiving any rights or remedies they may have under Section 8.24 of the Amended November 1998 Securities Purchase Agreement, Stanwich hereby unconditionally and irrevocably commits to the Company and LLCP to purchase securities from the Company (the "Stanwich Investment Obligation") as follows:

            (a) Stanwich agrees to purchase and the Company agrees to sell $7,500,000 in junior subordinated debt securities of the Company having the terms described below ("Stanwich Commitment Notes") on or before July 31, 1999, and $7,500,000 in Stanwich Commitment Notes on or before August 31, 1999, for an aggregate commitment of $15,000,000. The Guarantors covenant and agree to guarantee jointly and severally, pursuant to Section 4 below, that the investments are made in said amounts on or before the specified dates.

            (b) The terms of the Stanwich Commitment Notes shall be no more favorable to Stanwich than the terms of the April 1999 Note are to LLCP. The Stanwich Commitment Notes shall have the following terms:

                  (1) Principal payments will be due no earlier than June 1,
            2004, unless accelerated pursuant to the terms of said Notes and as permitted under the subordination provisions set forth in the clauses below;

                  (2) the Stanwich Commitment Notes will be junior to all
            Obligations to LLCP and subject to identical subordination terms as are set forth in the New Stanwich Subordination Agreement, with such terms being set forth in the text of said Stanwich Commitment Notes at the time of issuance;

                  (3) The Company shall issue to Stanwich warrants to purchase no more than 2,070,000 shares of Common Stock ("Stanwich Commitment Warrant") only upon the fulfillment in full, at or prior to the times specified subsection (a) above, of the Stanwich Investment Obligation, and provided that the issuance of the April 1999 Warrant to LLCP shall have been approved by the shareholders of the Company. The terms of the Stanwich Commitment Warrant shall be no more favorable to Stanwich than the terms of the

            April 1999 Warrant are to LLCP, and shall have registration rights with respect to the shares of Common Stock issuable upon exercise thereof that are substantially identical to those in favor of the shares of Common Stock issuable upon conversion of the Stanwich Replacement Note under the Consolidated Registration Rights Agreement dated as of November 17, 1998 among the Company, Stanwich and John G. Poole, and it shall be in form and substance acceptable to LLCP prior to issuance; and

                  (4) In no event shall any fees, costs and expenses payable by the Company in connection with the issuance of Stanwich Commitment Securities cause the net proceeds of the issuance of the Stanwich Commitment Notes to be less than 97% of the face amount of the Stanwich Commitment Note. Stanwich and the Guarantors hereby agree to pay all of their own fees and expenses incurred in connection with the purchase of Stanwich Commitment Securities, and to reimburse the Company for all legal, accounting or similar fees and expenses the Company may incur with respect to the issuance of Stanwich Commitment Securities that would cause the net proceeds of the issuance to be less than 97% of the face amount of such note.

      Any Stanwich Commitment Note, Stanwich Commitment Warrant and any purchase agreement to be executed by the Company in connection therewith shall be in form and substance acceptable to LLCP prior to any issuance.

            (c) The Stanwich Commitment Notes shall be issued in face amounts of no less than $100,000 per Note at such times as Net Available Cash becomes available, as required by Section 3.5. The Guarantors agree to hold in trust for the benefit of the Company and LLCP any Net Available Cash aggregating from time to time less than $100,000 that has not yet been applied to fulfill the Stanwich Investment Obligation.

            (d) This Section 3.1 represents the same commitment as is set forth in Section 8.25 of the Amended November 1998 Securities Purchase Agreement. As set forth in Section 8.25(b) thereof, the commitments under Sections 8.24 and
8.25 of the Amended November 1998 Securities Purchase Agreement are not intended to be aggregated in dollar amount and the fulfillment of one section shall have the effect of satisfying the obligation under the other, to the extent the terms are consistent (e.g., any note must be subordinated under the terms of the New Stanwich Subordination Agreement).

      3.2 Pledge Agreements.

            (a) Each Guarantor shall enter into a Pledge Agreement in the form attached hereto as Exhibit D. The Pledge shall secure the payment and performance of the Obligations to LLCP guaranteed by the Guarantors, and shall, as more fully set forth in Section 4.1, represent LLCP's sole recourse in the event of a breach hereof after the April 1999 Note has been repaid, or an offer of prepayment has been made under Section 4.11.

            (b) The Assets to be pledged are the Pledged Collateral, consisting of the Pledged Stock and Pledged Notes listed on Exhibit A-1. Additionally, at such time a Permitted Lien is removed, the Material Assets listed on Exhibit A-2 already subject to such Permitted Lien ("Second Lien Assets") shall be pledged to LLCP pursuant to a Pledge Agreement and shall then constitute Pledged Collateral with no further action on the part of any party.

      3.3 Removal of Prior Liens. Each Guarantor hereby covenants and agrees that at such time any Permitted Lien on a Second Lien Asset is removed, such Guarantor will grant LLCP, under the terms of the Pledge Agreement, a first priority security interest in such Second Lien Assets and cause such first priority security interest to be perfected by transfer of the certificate or Instrument to custody of LLCP and by taking any other actions or making any other deliveries that LLCP may require. No Guarantor shall take, or refrain from taking, any action that would prevent or inhibit the perfection of a first priority security interest in favor of LLCP at such time as that may be required by the Pledge Agreement. The Guarantors shall use their best efforts to obtain a Notice and Acknowledgment Agreement, or other form of consent, from a Permitted Lien holder whereby LLCP's second priority Lien shall be suffered to exist, and shall instruct the Permitted Lien holders in writing, in the form attached hereto as Exhibit F, and use best efforts to obtain the written acknowledgment of such Permitted Lien holders, to pay, subject to Section 4.1(a)(ii) in the case of CEB, any proceeds of the sale or refinancing of the Second Lien Asset to an account designated by LLCP, with such funds to be held on behalf of the Guarantor as Net Available Cash until invested pursuant to Section 3.1. If at any time LLCP receives any Net Available Cash in respect of any Asset of Guarantor in an amount in excess of such Guarantor's liability in respect of the Obligations to LLCP at such time, LLCP shall hold such excess in trust and promptly pay the same over to such Guarantor.

      3.4 Stanwich Structured Settlement Agreements. Prior to satisfaction of the Stanwich Investment Obligation, the Stanwich Structural Settlement Agreements shall not be amended or modified, nor shall the duty of Stanwich to make payments accelerated thereunder.

      3.5 Sale or Refinance of Assets.

            (a) If any Net Available Cash is received in respect of any Asset of a Guarantor (including interest, dividends or other distributions on a Material Asset if a Foreclosure Event of Default shall have occurred and be continuing), subject to Section 4.1(a)(ii) in the case of CEB, the Net Available Cash shall be applied to fulfill the Stanwich Investment Obligation by purchasing Stanwich Commitment Note, subject to Section 3.1(c), in a principal amount equal to the Net Available Cash. LLCP shall be given at least five (5) Business Days prior notice of any Asset Sale or refinancing of Indebtedness secured by Other Material Assets or Structured Settlement Assets (except for marketable securities, for which notice shall be as much time as practicable) and shall have the right to review the documentation relating to any proposed Asset Sale or refinancing, prior to the date of such sale or refinancing, to ensure that the Net Available Cash will be used to satisfy the Stanwich

Investment Obligation. Each Guarantor shall use its best efforts to obtain an agreement from each Permitted Lien holder to allow LLCP the rights of notice and review, and to application of the proceeds, as provided by this section upon the sale of or refinancing of Indebtedness secured by Second Lien Assets.

            (b) No Guarantor shall sell, assign, pledge, encumber, hypothecate or otherwise transfer (by gift or otherwise) any Material Asset for less than its fair market value, or not otherwise in compliance with this Agreement or the Pledge Agreements, until the Release Date, unless LLCP has given its prior written consent, subject to any existing pledge agreements under which a Guarantor is obligated as of the date hereof. No Guarantor will amend, modify, extend, restate, substitute, renew or refinance any agreement that creates a Lien on the Second Lien Assets.

      3.6 Reporting. After the date hereof, until the Release Date, each Guarantor shall, on a monthly basis, provide to LLCP by the 10th day of each month a report which updates Exhibit A. The report shall indicate (a) the purchase or sale of any Material Assets by a Guarantor since the date of the last report, (b) any change since the date of the last report in the terms and conditions of any agreements governing such Guarantor's rights, title or interest in and to such Material Assets, and (c) provide all financial statements (income statements, balance sheet, and cash flow if available) for the Guarantor and each business that is the issuer of a Material Asset shown on
Schedule 3.6 prepared in the ordinary course of business. The financial statement of a Guarantor shall detail, to the extent possible, the value of each Material Asset shown thereon. This covenant shall be incorporated by reference into the Pledge Agreement and the failure to comply shall be a default thereunder.

      3.7 Covenant Regarding Compensation. As of the Closing Date, CEB shall not, and shall cause Stanwich and Stanwich Partners, Inc. to agree not to take, receive, or accrue any compensation (whether paid or accrued as salary, consulting fees, commission, bonus or in any other manner) from the Company or NAB Asset Corporation, provided, however, that CEB may receive salary from the Company so long as he is serving as Chairman of the Board of the Company, in an amount not to exceed $125,000 per annum, and, after (i) the NAB Loans have been repaid in full, (ii) the Stanwich Investment Obligation has been fulfilled, and
(iii) the NAB notes pledged as collateral have been repaid, may receive salary as Chairman of the Board of NAB. The Stanwich Consulting Agreement is hereby terminated. Each of the Guarantors further agrees to, and to cause any Affiliate of any Guarantor to terminate, on or prior to date of this agreement, any other agreement, contract or arrangement pursuant to which such Affiliate is entitled to receive money from the Company, and shall deliver evidence of termination of all such arrangements, agreements or contracts to LLCP prior to the effective date of this Agreement. This covenant shall be a continuing covenant, and shall not expire upon fulfillment of the Stanwich Investment Obligation, or termination of the Continuing Guaranty or Pledge Agreement.

      3.8 CARSUSA Flooring Line. CEB shall use his best efforts to refinance the CARSUSA Flooring Line.

      3.9 Guaranteed Covenants. The Guarantors shall fulfill, or, as applicable, cause the Company to fulfill, the following covenants (collectively, the "Guaranteed Covenants"):

            (a) Covenants Related to CEB and Stanwich. CEB, and Stanwich covenant and agree to cause each of the following events to occur in the manner specified in the Amended November 1998 Securities Purchase Agreement:

                  (1) the Stanwich Investment Obligation shall be satisfied in full in accordance with Section 3.1,

                  (2) the Company shall have caused the NAB Loans to be repaid,

                  (3) at a meeting duly called and held of the Company's shareholders, a majority of the shares present at the meeting shall have voted in favor of the issuance or ratification of the April 1999 Warrant, or duly executed written consent of a majority of shares shall have been approved, the issuance or ratified the issuance of the April 1999 Warrant.

                  (4) the Company shall have engaged an investment bank acceptable to LLCP to sell the Company, in accordance with Section 8.26 of the Amended November Securities Purchase Agreement,

                  (5) CEB will have advocated for, at any meeting of directors of Reunion Industries, Inc. the purchase of CPS Leasing, Inc. by Reunion Industries, Inc. with the purchase price resulting in cash to the Company at least equal to the equity value of the leases held by CPS Leasing, Inc., and

                  (6) in his capacity as a director of the Company, CEB shall have voted in favor of terminating salary payments to John G. Poole within ten (10) Business Days of the Closing Date.

            (b) Covenants to be Performed by Bradley. Bradley covenants and agrees to do, or cause the Company to do, the following:

                  (1) the CARSUSA Flooring Line shall have been refinanced by CARSUSA either (a) entering into an agreement with an unaffiliated third party lender, pursuant to which all obligations to the Company will be indefeasibly paid in full with no remaining obligations to make loans or provide guarantees on the part of the Company or any of its Affiliates, and such that the Company will no longer record the CARSUSA Flooring Line on its balance sheet, or (b) refinancing the flooring line in a transaction with an Affiliate of the Company, in which event the terms and conditions of such transaction must be on terms and conditions acceptable to the Purchaser.

                  (2) the Company shall have procured a key-man life insurance policy on the life of Charles E. Bradley, Jr. in an amount equal to $10,000,000 (provided such life insurance is not denied for health reasons, in which case the obligation shall be deemed to have been satisfied) in accordance with Section 8.8 of the Amended November Securities Purchase Agreement, and

                  (3) at a meeting duly called and held of the Company's shareholders, a majority of the shares present at the meeting shall have voted in favor of the issuance or ratification of the April 1999 Warrant, or duly executed written consent of a majority of shares shall have been approved, the issuance or ratified the issuance of the April 1999 Warrant.

            (c) Limitation on Remedies of LLCP. LLCP acknowledges that the Guaranteed Covenants are not monetary obligations of the Guarantors, and if the Guaranteed Covenants are breached prior to fulfillment of the Stanwich Investment Obligation in full, LLCP's remedy shall be the right to exercise its rights of foreclosure under the Pledge Agreement of the breaching party, and apply the proceeds of any foreclosure sale that generates Net Available Cash to fulfillment of the Stanwich Investment Obligation. The net proceeds of the investment shall be offered by the Company to prepay the April 1999 Note, unless the Guaranty with respect thereto has been terminated under Section 4.11. Once the Stanwich Investment Obligation has been satisfied in full, LLCP shall no longer have any foreclosure rights, but the restrictions created by this Agreement and the Pledge Agreements shall continue through the Release Date if the Guaranteed Covenants have not been satisfied.

4. GUARANTY.

      4.1 Guaranty of the Obligations.

            (a) Guaranty.

                  (i) Each Guarantor hereby unconditionally, irrevocably, and jointly and severally (except with respect to the Guaranteed Covenants) guarantees to LLCP and its successors, endorsees, transferees, and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations to LLCP, whether now or hereafter existing, and whether for principal, interest, fees, expenses, or otherwise, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing or due or to become due (including in all cases all such amounts which would become due but for the operation of the provisions of any Bankruptcy Law).

                  (ii) Notwithstanding Clause (i) of this subsection, CEB's Guaranty Obligations shall not exceed $1,000,000, provided, that CEB shall use his best efforts to cause to be removed or waived any contractual restrictions preventing him from providing a guaranty of $5,000,000 in Guaranty Obligations, and upon the amendment, modification or waiver of such restrictions, this provision shall be deemed to be automatically amended consistent therewith. CEB shall report to LLCP his progress and steps taken to obtain removal of the restrictions at least weekly for the four weeks after the date hereof.

            (b) This Guaranty constitutes a guaranty of payment and performance when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that LLCP or any of its successors, endorsees, transferees, or assigns assert any claim or demand or enforce any remedy whatsoever against the Company or any other Person before, or as a condition to, the obligations of such Guarantor under this Guaranty.

            (c) Secured Guaranty, Non-Recourse in Part. The Guaranty is secured by the pledge of Pledged Collateral under the Pledge Agreements. To the extent the April 1999 Note has not been repaid, or the Guaranty with respect thereto has not been terminated as provided in Section 4.11, in the event of a Foreclosure Event of Default, LLCP may seek fulfillment of the Guaranty Obligations directly from the Guarantors, or may elect to exercise the remedies afforded it under the Pledge Agreements. If principal, interest, and premium, if any, on the April 1999 Note has been repaid in full (including any amounts due with respect thereto under the April 1999 SPA), or the Guaranty with respect thereto has terminated under Section 4.11, then, notwithstanding that the Guaranty continues with respect to the Obligations to LLCP arising specifically from this Agreement or the Pledge Agreement, then LLCP hereby waives recourse against or demand upon any and all assets of the Guarantor except the Pledged Collateral, notwithstanding its rights to make immediate demand for payment under this Guaranty at the time of a Foreclosure Event of Default.

            (d) Guaranteed Covenants. This Guaranty is not joint and several as to the Guaranteed Covenants, except that CEB and Stanwich (but not Bradley) are jointly and severally liable for performance of the Guaranteed Covenants set forth in Section 3.9(a). Bradley, and not CEB or Stanwich, is liable for performance of the covenants in Section 3.9(b). LLCP shall take no action under the Pledge Agreements in a manner that is inconsistent with this subsection or subsection (c) of Section 3.9.

      4.2 Absolute Guaranty. The Guaranty Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, or be deemed to be satisfied by, nor shall any Guarantor or any Pledged Collateral be exonerated, discharged, or released by, any of the following events:

            (a) LLCP's exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations to LLCP or the Guaranty Obligations or any power, right, or remedy with respect to any of the Obligations to LLCP, the Guaranty Obligations or the Pledged Collateral, including: (i) any action or inaction of LLCP to perfect, protect, or enforce any Lien upon any Pledged Collateral; (ii) any impairment or invalidity of the Pledged Collateral or any suspension of LLCP's right to enforce against the Company, any Guarantor or any other guarantor of the Obligations to LLCP, any Obligations to LLCP, any Guaranty Obligations, or any Lien upon the Pledged Collateral; or (iii) any change in the time, manner, or place of payment of, or in any other term of, any or all of the Obligations to

LLCP, or any other amendment to, or waiver of, the April 1999 SPA, the April 1999 Note, this Agreement, the Pledge Agreements, or any other agreement or instrument governing or evidencing any of the Obligations to LLCP or the Guaranty Obligations;

            (b) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver or trustee for all or any part of the Company's or any Guarantor's assets or of the assets of any other guarantor of the Obligations to LLCP, liquidation, winding-up, or dissolution of the Company, any Guarantor, or any other guarantor of the Obligations;

            (c) any limitation, discharge, cessation, or partial satisfaction of the Obligations to LLCP, the Guaranty Obligations, or the obligations of any other guarantor of the Obligations to LLCP, whether by operation of any statute, regulation, or rule of law, or otherwise (but other than full satisfaction), regardless of the intervention or omission of LLCP, or any invalidity, voidability, unenforceability, or irregularity, or future change to or amendment of, in whole or in part, the April 1999 SPA, the April 1999 Note, this Agreement, the Pledge Agreements, or any other document evidencing any Obligations to LLCP or Guaranty Obligations;

            (d) any merger, acquisition, consolidation or change in structure of the Company, any Guarantor, or any other guarantor of the Obligations to LLCP; or any sale, lease, transfer, or other disposition of any or all the assets or shares of the Company, any Guarantor, or any other guarantor of the Obligations to LLCP;

            (e) any assignment or other transfer, in whole or in part, of LLCP's interest in and rights under the April 1999 SPA, April 1999 Note, this Agreement or the Pledge Agreements, including this Guaranty, or of LLCP's interest in the Obligations to LLCP, the Guaranty Obligations, or the Pledged Collateral;

            (f) any claim, defense, counterclaim, or setoff, other than (i) any defense of prior performance or (ii) any defense based on any applicable provision of the Code requiring that the Pledged Collateral be disposed of in a commercially reasonable manner, which claim, defense counterclaim or setoff the Company, any Guarantor, or any other guarantor of the Obligations may have or assert, including any defense of incapacity, disability, or lack of corporate or other authority to execute any documents relating to the Obligations to LLCP, the Guaranty Obligations, the Pledged Collateral, or any other guaranty of the Obligations to LLCP;

            (g) any cancellation, renunciation, or surrender of any pledge, guaranty, or any debt instrument evidencing the Obligations to LLCP or the Guaranty Obligations;

            (h) LLCP's vote, claim, distribution, election, acceptance, action, or inaction in any bankruptcy or reorganization related to the Obligations to LLCP, the Guaranty Obligations, or the Collateral;

            (i) any other action or circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, any surety, guarantor or pledgor; or

            (j) the fact that any of the Obligations to LLCP or the Guaranty Obligations may become due or payable in connection with, or by reason of, any agreement or transaction that may be illegal, invalid, or unenforceable in whole or in part, it being agreed by each Guarantor that the Guaranty Obligations shall not be discharged until the Guaranty Termination Date (and then after the Guaranty Termination Date, the Guaranty Obligations shall be subject to reinstatement under Section 4.14).

      4.3 Demand by LLCP. In addition to the terms set forth in Sections 4.1 and 4.2, and in no manner imposing any limitation on such terms, but subject to the limitations referenced in Section 4.17, it is expressly understood and agreed that, if any of the Obligations to LLCP become immediately due and payable, then each Guarantor shall, upon demand in writing therefor by LLCP to such Guarantor, immediately pay the Guaranty Obligations to LLCP, or, as directed by LLCP, to the Company as provided under Section 3.1. Payment by Guarantors shall be made
(i) if the April 1999 Note has not been paid in full, and if prepayment of the April 1999 Note has not been theretofore declined in accordance with Section
4.11 hereof, to LLCP if LLCP so directs to be credited and applied to the Obligations to LLCP in accordance with Section 4.16 in immediately available funds in lawful money of the United States of America to an account designated by LLCP at 335 North Maple Drive, Suite 240, Beverly Hills, California 90210 or at any other address that may be specified in writing from time to time by LLCP or to the Company under Section 3.1 if so directed by LLCP, or (ii) in all other instances to the Company, to be credited and applied to the Obligations to LLCP, in immediately available funds of the United States of America to an account designated by the Company at Bank of America, ABA No. 121-000-458, Account No. 1458425131 or at such other address as may be specified in writing from time to time by the Company, the proceeds of such payment to be immediately applied to the Stanwich Investment Obligation (the proceeds of which shall be offered to prepay the April 1999 Note if required), and the Company shall reimburse LLCP for any costs related thereto. This Section 4.3 shall in no way affect LLCP's right to resort to the Pledged Collateral without demand, as provided in Section 4.15, subject to the limitations referenced in Section 4.17. Any payment received by LLCP or the Company with respect to the Obligations to LLCP shall reduce the Guaranty Obligations by the amount of such payment so long as the Company offers to prepay the April 1999 Note in accordance with its terms.

      4.4 Guarantor Waivers. In addition to any other waivers contained herein, each Guarantor waives and agrees as follows:

            (a) The Guaranty Obligations are the immediate, direct, primary, and absolute liabilities of such Guarantor, and are independent of, the Obligations to LLCP or the obligations of any other guarantor thereof. Except to the extent this Guaranty becomes non-recourse by its terms, such Guarantor expressly alone waives any right he or it as the case may be may now or in the future have to require LLCP to, and LLCP shall not have any obligation to, first pursue or enforce against the Company, any properties or assets of the Company, the Pledged Collateral, or any other security, guaranty, or pledge that may now or hereafter be held by LLCP for the Obligations to LLCP or for the Guaranty Obligations, or to apply such security, guaranty, or pledge to the Obligations to LLCP or to the Guaranty Obligations, or to pursue any other remedy in LLCP's power that such Guarantor may or may not be able to pursue alone and that may lessen such Guarantor's burden, before proceeding against the Pledged Collateral. Such Guarantor agrees that any notice or directive given at any time to LLCP that is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by LLCP, and, in addition, may not be pleaded or introduced as evidence in any litigation or other dispute resolution procedure relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless LLCP has specifically agreed otherwise in writing. Such Guarantor shall remain liable for the Guaranty Obligations, notwithstanding any judgment LLCP may obtain against the Company, any Guarantor, any other guarantor of the Obligations to LLCP, or any other Person, or any modification, extension, or renewal with respect thereto.

            (b) Such Guarantor has entered into this Guaranty based solely upon the Guarantor's independent knowledge of the Company's and each other Guarantor's financial condition and such Guarantor assumes full responsibility for obtaining any further information with respect to such Person or the conduct of its business. Such Guarantor represents that it is now, and during the term of this Guaranty will be, responsible for ascertaining the financial condition of the Company and each other Guarantor. Such Guarantor hereby waives any duty on the part of LLCP to disclose to such Guarantor, and agrees that it is not relying upon or expecting LLCP to disclose to it, any fact known or hereafter known by LLCP relating to the operation or condition of the Company or any other Guarantor or its business or relating to the existence, liability, or financial condition of any other guarantor of the Obligations to LLCP. Such Guarantor knowingly accepts the full range of risk encompassed in a contract of continuing guaranty, which risk includes the possibility that the Company may incur Obligations to LLCP after the Company's financial condition or its ability to pay its debts as they mature has deteriorated.

            (c) LLCP shall be under no obligation to marshal any assets in favor of any Guarantor or in payment of any or all of the Obligations to LLCP or the Guaranty Obligations.

            (d) Except as specifically provided in this Section 4.4 or as otherwise provided for in this Guaranty or applicable law, such Guarantor waives, to the fullest extent permitted by applicable law: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension of renewal of the April 1999 SPA, or the April 1999 Note, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by LLCP on which such Guarantor may in any way be liable, and hereby ratifies and confirms whatever LLCP may do in this regard; (ii) all rights to notice and a hearing prior to LLCP's taking possession or control of, or to LLCP's reply, attachment or levy upon, the Pledged Collateral or any bond or security which might be required by any court prior to allowing LLCP to exercise any of its remedies; (iii) the benefit of all valuation, appraisal and exemption laws; (iv) notice of any extension, modification, renewal, or amendment of any term of the April 1999 SPA or the April 1999 Note relating to the Obligations to LLCP or the Guaranty Obligations;
(v) notice of the occurrence of any default, or event of default with respect to the Obligations to LLCP, the Guaranty Obligations, the Pledged Collateral or otherwise; and (vi) notice of any exercise or non-exercise by LLCP of any right, power, or remedy with respect to the Obligations to LLCP, the Guaranty Obligations or the Pledged Collateral.

            (e) Such Guarantor acknowledges that he has been advised by counsel of his choice with respect to this Agreement, the April 1999 SPA and the April 1999 Note and the transactions evidenced hereby and thereby.

            (f) Such Guarantor agrees that, until the Guaranty Termination Date, it shall have no right of subrogation, reimbursement, indemnity, or contribution, and shall have no right of recourse with respect to the Pledged Collateral or any Lien held therefor, all of which such Guarantor expressly waives. Notwithstanding the foregoing, each Guarantor waives any right of subrogation it may have on a payment resulting in the issuance to it or to Stanwich of Stanwich Commitment Notes until the Guaranty Termination Date.

            (g) If LLCP may, under applicable law, proceed to realize its benefits under this Agreement, the Pledge Agreements, the April 1999 SPA, the April 1999 Note, or any agreement giving LLCP a Lien upon any Pledged Collateral, whether owned by a Guarantor or by any other Person, either by judicial foreclosure or by nonjudicial sale or enforcement, then LLCP may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Guaranty. In the event LLCP shall bid at any foreclosure or trustee's sale or at any public or private sale permitted by law, LLCP may bid all or less than the amount of the Obligations to LLCP or the Guaranty Obligations and the amount of such bid must be paid by LLCP in cash to be invested on behalf of Stanwich to fill all or a portion of the Stanwich Investment Obligations. The amount of the successful bid at any such sale, whether or not LLCP or any other party (including any Guarantor) is the successful bidder, shall be deemed to be prima facie evidence of the fair market value of the Pledged Collateral and the amount remaining after application of such bid amount to the Guaranty Obligations in the manner set forth in the Pledge Agreements shall be deemed to be prima facie evidence of the amount of the remaining Guaranty Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which LLCP might otherwise be entitled but for such bidding at any such sale.

            (h) Such Guarantor agrees and represents that the Obligations to LLCP and Guaranty Obligations are and shall be incurred by the Company and such Guarantor for business and commercial purposes only. Such Guarantor agrees that any claim of LLCP against such Guarantor arising out of this Guaranty arises out of the conduct by such Guarantor of its trade, business, or profession. Such Guarantor undertakes all the risks encompassed in this Agreement, the Pledge Agreements, the April 1999 SPA, and the April 1999 Note as they may be now or are hereafter agreed upon by the parties thereto. Such Guarantor agrees that prior to the Guaranty Termination Date (and for any period of reinstatement of this Guaranty after the Guaranty Termination Date pursuant to Section 4.14), LLCP, in such manner and upon such terms and at such time as it deems best, and with or without notice to any Guarantor, may release, add, subordinate or substitute security for the Obligations to LLCP or the Guaranty Obligations.

            (i) Such Guarantor waives and agrees that it shall not at any time insist upon, plead, or in any manner whatever claim or take the benefit or advantage of any appraisal, valuation, stay, extension, or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance by such Guarantor of the Guaranty Obligations or the enforcement by LLCP of this Guaranty.

            (j) A separate action or actions may be brought and prosecuted by LLCP against any Guarantor whether or not an action is brought against the Company or any other Guarantor, or whether or not the Company or any other Guarantor is joined in any such action or actions. Without limiting the generality of the foregoing, such Guarantor expressly waives the benefit of any statute of limitations affecting the Obligations to LLCP for the period ending three years following the expiration of the Statute and any extension thereof, and expressly agrees that during such period the running of a period of limitation on, or LLCP's delay or omission in, any action by LLCP against the Company or for the foreclosure or enforcement of any Lien upon the Collateral shall not exonerate or affect such Guarantor's liability to pay and perform the Guaranty Obligations.

      4.5 Waivers Under Statutes. Each Guarantor expressly acknowledges that, subject to the limitations referenced in Section 4.17:

            (a) If the Company defaults in the payment or performance of the Obligations to LLCP and such Guarantor pays to LLCP all or part of the Obligations to LLCP, such Guarantor would have a right to proceed against the Company to the extent of the Obligations so paid by such Guarantor and to have the benefit of any Lien held by LLCP for the Obligations to LLCP to the extent of the Obligations to LLCP so paid by such Guarantor. Such right is commonly known as the "right of subrogation."

            (b) If the Company defaults in the payment or performance of the Obligations to LLCP, LLCP, among other things, may enforce any Lien upon any interest in real property ("Real Property Lien") by means of judicial action or by nonjudicial action commonly known as a "nonjudicial foreclosure," "trustee's sale" or "power of sale foreclosure."

            (c) If the Company so defaults and LLCP enforces any Real Property Lien by means of a nonjudicial foreclosure, trustee's sale or power of sale foreclosure, such Guarantor's right of subrogation to proceed against the Company would be extinguished by the operation of California Code of Civil Procedure ("CCP") Section 580d or any other comparable provisions of any other state, and, in such case, such Guarantor might have a defense against payment under this Guaranty.

            (d) If the Company so defaults and LLCP enforces any Real Property Lien by means of judicial action, such Guarantor's right to proceed against the Company might be limited by the operation of CCP Section 580a or any other comparable provisions of any other state, in which case such Guarantor might have a complete or partial defense against payment under this Guaranty.

      Nevertheless, such Guarantor expressly waives and relinquishes any and all rights, defenses or benefits such Guarantor might have under CCP Sections 580a or 580d or any other comparable provisions of any other state. In addition, such Guarantor also expressly waives and relinquishes any and all rights, defenses or benefits such Guarantor may have based upon an election of remedies by LLCP which in any manner impairs, affects, reduces, releases, destroys or extinguishes such Guarantor's subrogation rights or such Guarantor's rights to proceed against the Company or against any other Person or any security for the Guaranty Obligations to LLCP by way of subrogation, indemnity, contribution, reimbursement or otherwise. In particular, such Guarantor agrees that this Guaranty will remain fully effective and such Guarantor will be liable to LLCP for any Guaranty Obligations even if LLCP enforces any Real Property Lien that secures the Obligations to LLCP by means of a nonjudicial foreclosure, trustee's sale or power of sale foreclosure and the effect of such sale is to prevent such Guarantor from taking any action against the Company to recover any amounts paid by such Guarantor to LLCP under this Guaranty or otherwise limits or destroys such Guarantor's right of subrogation.

      Such Guarantor also agrees that this Guaranty will remain fully effective and such Guarantor will be liable to LLCP for any Guaranty Obligations even if LLCP sells real property by judicial foreclosure action and such Guarantor's rights against the Company are limited by the operation of CCP Sections 580a or 580d or any other comparable provisions of any other state.

      4.6 Waivers of Defenses. Such Guarantor waives any defense based upon or arising by reason of: (a) any disability or other defense of the Company or any other Person; (b) the cessation of liability or limitation from any cause whatsoever of the Obligations to LLCP or any portion thereof, other than payment in full; (c) any lack of authority of any agent or other person acting or purporting to act on behalf of the Company, or any defect in the formation of the Company; (d) the application by the Company of the proceeds of the Obligations to LLCP for purposes other than the purposes represented to, or intended or understood by, LLCP or such Guarantor; (e) any act or omission by LLCP that directly or indirectly results in or aids the discharge of the Company or any portion of the Obligations to LLCP by operation of law or otherwise; or
(f) any modification of the Obligations to LLCP in any form whatsoever, including the renewal, extension, acceleration or other change in time for payment of the Obligations to LLCP, or other change in the terms of the Obligations to LLCP or any part thereof, including increase or decrease of the rate of interest thereon.

      4.7 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of LLCP and its successors, transferees, endorsees, and assigns, and nothing herein shall impair, as between the Company, Guarantors, and LLCP, the Obligations to LLCP. No such transfer, endorsement, or assignment shall increase or diminish any of the Guaranty Obligations hereunder. This Guaranty binds each Guarantor, and no Guarantor may assign, transfer, or endorse this Guaranty. In the event all or any part of the Obligations to LLCP are transferred, endorsed, or assigned by LLCP to any Person or Persons, any reference to "LLCP" herein shall be deemed to refer equally to such Person or Persons.

      4.8 Continuing Guaranty. Each Guarantor agrees that (a) this is a continuing guaranty, (b) this Guaranty shall remain in full force and effect until the Guaranty Termination Date (and may be reinstated after the Guaranty Termination Date pursuant to Section 4.14), and (c) the Guaranty Obligations hereunder shall extend to each and every extension or renewal, if any, of the Obligations to LLCP.

      4.9 Subordination.

            (a) Each Guarantor hereby agrees that, until the Guaranty Termination Date (and for any period during which this Guaranty is reinstated pursuant to Section 4.14), all obligations and all indebtedness of the Company to such Guarantor (excluding all Previously Pledged Notes), including any and all future indebtedness regardless of its nature or manner of origination (except in the nature of compensation) now or hereafter to become due and owing by the Company to such Guarantor (collectively, the "Junior Subordinated Indebtedness"), are hereby subordinated and postponed and shall be inferior, in all respects, to the Guaranty Obligations.

            (b) In no circumstance shall any Junior Subordinated Indebtedness be entitled to any collateral security; provided, that in the event any such collateral security exists, each Guarantor hereby agrees that any now existing or hereafter arising Lien upon any of the assets of the Company in favor of such Guarantor, whether created by contract, assignment, subrogation, reimbursement, indemnity, operation of law, principles of equity or otherwise, shall be junior and inferior to, and is hereby subordinated in priority to any now existing or hereafter arising Liens in favor of LLCP, or in and against the Pledged Collateral, regardless of the time, manner or order of creation, attachment or perfection of the respective Liens.

            (c) Each Guarantor hereby agrees that such Guarantor shall not: (i) assert, collect, accept payment on or enforce any of the Junior Subordinated Indebtedness or take collateral or other security to secure payment of the Subordinated Indebtedness until the Guaranty Termination Date (and for any period during which this Guaranty is reinstated pursuant to Section 4.14); (ii) demand payment of, accelerate the maturity of, or declare a default or event of default under the Junior Subordinated Indebtedness until the Guaranty Termination Date (and for any period during which this Guaranty is reinstated pursuant to Section 4.14); (iii) cause or permit the Company to make or give, or receive or accept, payment in any form (direct or indirect, including by transfer to an affiliate or subsidiary of the Company or any Guarantor) on account of the Junior Subordinated Indebtedness, or make any transfers in respect of the Junior Subordinated Indebtedness, or give any collateral security for the Junior Subordinated Indebtedness. Any payment, transfer, or collateral security so made or given by the Company and received or accepted by such Guarantor shall be held in trust by such Guarantor for LLCP, and such Guarantor shall immediately turn over, in kind, any such payment to LLCP for application in reduction of, or (in the case of property other than cash) as security for, the Guaranty Obligations.

            (d) This Section 4.9 shall not be deemed a modification of Section
1.4 of the New Stanwich Subordination Agreement and to the extent the terms of this Section 4.9 and that agreement shall conflict, the terms of Section 1.4 of the New Stanwich Subordination Agreement shall govern.

      4.10 No Setoff, Defense or Counterclaim. Each Guarantor represents, warrants and agrees that, as of the date of this Guaranty, the Guaranty Obligations are not subject to any setoff or defense of any kind against LLCP or the Company, and such Guarantor specifically waives its right to assert any such defense or right of setoff. Each Guarantor further agrees that the Guaranty Obligations shall not be subject to any counterclaims, setoffs or defenses against LLCP or the Company that may arise in the future, except for (a) any defense of prior performance or payment, or (b) any defense based on any applicable provision of the UCC requiring that the Pledged Collateral be disposed of in a commercially reasonable manner, which the Company, any Guarantor or other guarantor of the Obligations to LLCP may have or assert.

      4.11 Early Termination of Guaranty. This Guaranty (but not this Agreement) shall terminate, notwithstanding that Guaranty Obligations may be outstanding, if all of the following have occurred:

            (a) the Company shall have received proceeds on the issuance of Stanwich Commitment Notes in aggregate amount of at least $15.0 million due to the fulfillment of the Stanwich Investment Obligation, on or prior to August 31, 1999;

            (b) all accrued and unpaid interest on the April 1999 Note and the Amended November Note shall have been paid, and the Company and Guarantors are in compliance with all of their covenants under this Agreement, the financial covenants set forth in Annex A to the Amended November 1998 Securities Purchase Agreement, the financial covenants set forth in Annex A to the April 1999 SPA and any Related Agreements entered into solely in connection with the April 1999 SPA, unless such compliance has been waived in writing by LLCP;

            (c) the Company has made a written offer to LLCP to prepay the April 1999 Note in full in accordance with the terms of the April 1999 Note; and

            (d) either,

                  (1) the prepayment has been made in cash in accordance with the terms of the April 1999 Note (including all amounts due and payable under the April 1999 SPA); or

                  (2) within the time period between notice of prepayment and the date of prepayment as provided in Section 4(b) of the April 1999 Note, LLCP has declined in writing to accept full prepayment (provided, that LLCP may accept any partial prepayment in its sole discretion).

      In all other circumstances, this Guaranty shall be outstanding and continuing so long as the Guaranty Obligations are outstanding, subject to reinstatement as provided in Section 4.14. This Section 4.11 shall be of no further force and effect if the Stanwich Investment Obligation is not fulfilled in all respects (time being of the essence).

      After the Guaranty Termination Date, the Guarantors shall remain jointly and severally obligated hereunder to fulfill the Stanwich Investment Obligation, but LLCP's sole recourse in a Foreclosure Event of Default shall be to the Pledged Collateral.

      4.12 Further Assurances. Each Guarantor agrees that it will, at its expense, upon the written request of LLCP, from time to time, promptly execute and deliver to LLCP any additional instruments or documents considered necessary by LLCP to cause this Guaranty to be, become, or remain valid and effective in accordance with its terms.

      4.13 Payments Free and Clear of Taxes. Any and all payments by or on behalf of any Guarantor shall be made, in accordance with this Section 4, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to LLCP or the Company, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.13), LLCP receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and
(iii) such Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Upon request by LLCP, each Guarantor shall furnish to LLCP a receipt for any Taxes paid by such Guarantor pursuant to this Section 4.13 or, if no Taxes are payable with respect to any payments required to be made by such Guarantor hereunder, either a certificate from each appropriate taxing authority or an opinion of counsel acceptable to LLCP, in either case stating that such payment is exempt from or not subject to Taxes. If Taxes are paid by LLCP as a result of payments under this Guaranty, each Guarantor will, upon demand of LLCP, and whether or not such Taxes shall be correctly or legally asserted, indemnify LLCP for such payments, together with any interest, penalties, and expenses in connection therewith plus interest thereon at 14.50% per annum.

      4.14 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective, as the case may be, if at any time payment or performance of the Obligations to LLCP or the Guaranty Obligations, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by LLCP, or any other obligee of the Obligations to LLCP or the Guaranty Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored, or returned, the Obligations to LLCP or the Guaranty Obligations, as the case may be, shall be reinstated and deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored, or returned.

      4.15 Defaults and Remedies. In the event of a Foreclosure Event of Default, LLCP may, subject to the limitations referenced in Section 4.17, declare all of the Guaranty Obligations, immediately and without demand, notice or legal process of any kind, to be, and such Guaranty Obligations shall immediately become, due and payable, and then, or at any subsequent time, LLCP may exercise any or all of its rights and remedies under this Guaranty (as limited by Section 4.1(c)), and the Pledge Agreement and under applicable law, and may, in addition:

            (a) make demand upon any Guarantor for the payment of the Guaranty Obligations; and

            (b) resort to the Pledged Collateral for payment of the Guaranty Obligations, without notice, declaration, or demand by LLCP to the extent not prohibited by applicable law;

provided, that upon the occurrence of an Event of Default specified in clause
(h) or (i) of Section 11.1 of the April 1999 SPA, the Guaranty Obligations shall become immediately due and payable without declaration, notice or demand.

      4.16 Application of Payments. Any payment made by any Guarantor under this Guaranty shall be applied by LLCP, first, (i) to the satisfaction of Guarantors' covenants in favor of LLCP hereunder, including indemnification liabilities pursuant to Section 8, then (ii) to the payment of Obligations to LLCP with respect to accrued but unpaid interest on the April 1999 Note, then (iii) to the payment of the principal amount of the April 1999 Note, then (iv) to the Stanwich Investment Obligation, and then (v) to all other outstanding Obligations to LLCP, provided, that LLCP's rights with respect to clauses (ii) and (iii) may terminate under Section 4.11.

      4.17 Senior Subordinated Status of the Guaranties. Guarantor covenants and agrees, and LLCP, by its acceptance of the April 1999 Note, likewise covenants and agrees, that all payments pursuant to this Guaranty by Guarantor shall be subordinated to all Senior Indebtedness to the same extent and in the same manner as the April 1999 Note is subordinated to the Senior Indebtedness pursuant to its terms.

      4.18 Direct Purchase of Participation Interest in Note. Upon exercise of LLCP's rights under this Guaranty, if necessary to effect the intent of the parties that funds available to fulfill the Stanwich Investment Obligation will be used to prepay the April 1999 Note, and if LLCP believes that circumstances make prepayment in the manner contemplated hereby impracticable (including, due to effect on the Company's financial condition, due to Tax effects, or due to the requirement to obtain a Consent to make a prepayment), then upon the written request of LLCP, Stanwich shall purchase from LLCP or its assignee a participating interest in all or part of the April 1999 Note, provided, that the rights under the purchased Note shall not include the covenants set forth in Sections 8 and 9 of the April 1999 SPA, and the Company and Stanwich will amend the purchased Note to extend the maturity date to June 1, 2004, and to include, in lieu of the subordination provisions contained therein, identical provisions to those incorporated in the New Stanwich Subordination Agreement, all in form and substance satisfactory to LLCP and such transaction shall not be subject to
Section 4.9 or 4.17.

5. GRANT OF IRREVOCABLE PROXY; COVENANTS; REPRESENTATIONS.

      5.1 Grant of Irrevocable Proxy. In consideration of LLCP's willingness to extend credit to the Company by purchasing the April 1999 Note, each Guarantor who owns directly and of record Common Stock agrees to grant or has granted to LLCP, or its designee, an irrevocable proxy to vote his or its Shares in the form attached hereto as Exhibit E, for the purpose of granting the proxy holder the right to vote the Shares at the annual meeting of shareholders of the Company, at any subsequent meeting of shareholders, or in any action of the Company's shareholders by written consent, in favor of issuing or ratifying the issuance of the April 1999 Warrant and against any competing proposal. In the event that any Shares are not subject to the irrevocable proxy, each Guarantor covenants and agrees to vote the Shares or direct the vote of Shares owned by such person beneficially at the annual meeting, or any subsequent meeting of shareholders of the Company, or in action by written consent taken by the shareholders of the Company, in favor of the issuance of or ratification of the issuance of the April 1999 Warrant and against any competing proposal. This covenant shall terminate on October 15, 2000, unless Shareholder Approval has not been obtained, in which event the covenant shall be renewed on a year-to-year basis until Shareholder Approval is obtained. With respect to the Shares that have been pledged pursuant to one or more Permitted Liens existing prior to the date hereof, LLCP hereby agrees that, in the event the right to vote any of the Shares vests in a pledgee under the terms of any such Permitted Lien, then, in such case, LLCP shall terminate, or cause to be terminated, the irrevocable proxy in so far as it relates to that portion of the Shares which such Permitted Lien holder has the right to vote, provided that the Guarantor shall execute and deliver to LLCP a substitute irrevocable proxy, substantially in the form of Exhibit E, relating to that portion of the Shares which the Guarantor then has the right to vote.

      5.2 Agreement to Retain Shares. Until October 15, 2000, each Guarantor agrees not to transfer, assign, sell, exchange, pledge or otherwise dispose of or encumber any of his, her or its Shares or any New Shares, as defined in
Section 5.3 below, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of Shares, at any time prior to the expiration of the irrevocable proxy, except for Permitted Liens existing prior to the date hereof and disclosed on Exhibit A, sales by a holder of a Permitted Lien, and Liens in favor of LLCP under the Pledge Agreement. If the covenant to deliver the proxy is renewed due to failure to obtain Shareholder Approval prior to October 15, 2000, then any transferee of a Guarantor who is an Affiliate of the Guarantor shall likewise deliver a proxy in the form of Exhibit E, and the Guarantors shall use their best efforts to have all of their Affiliates holding Shares to deliver a proxy in the form of Exhibit E.

      5.3 Additional Purchases. Each Guarantor agrees that any shares of Capital Stock that such Guarantor purchases or with respect to which such Guarantor otherwise acquires beneficial ownership (including by conversion of Convertible Securities or exercise of Options) after the execution of this Agreement and prior to the expiration of the irrevocable proxy ("New Shares") and shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares, and that an irrevocable proxy in the form of Exhibit E shall be granted to LLCP for any New Shares. No Guarantor shall seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding with respect thereto without the prior written consent of LLCP. In the event LLCP consents to the Company's delivery of Stanwich Commitment Warrants prior to the date the issuance of the April 1999 Warrant is approved, Stanwich agrees to promptly exercise such Warrants (in any event, at least one (1) business day prior to the Record Date for the taking of any vote or consent of the Company's shareholders), and to immediately upon exercise grant an irrevocable proxy as to such Shares to LLCP in the form attached as Exhibit E.

      5.4 Protective Covenants.

            (a) No Guarantor shall enter into any transaction, take any action, or by inaction permit any event to occur, that would result in any of the representations or warranties of such Guarantor related to the Shares to not be true and correct at and as of the time immediately after the occurrence of such transaction, action or event.

            (b) No Guarantor shall, directly or indirectly, except for the irrevocable proxy granted to LLCP and the pledge agreements governing any Permitted Liens as of the date hereof, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares held of record or beneficially by such Guarantor.

            (c) Each Guarantor shall execute and deliver any additional documents requested by LLCP as necessary or desirable to implement and effect the provisions of this Agreement. Each Guarantor shall assist LLCP in preparing and filing in a timely manner, if required by law, any filings under the Exchange Act related to the Shares.

            (d) Any certificates representing the Shares subject to the irrevocable proxy and not subject to a Permitted Lien shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY DATED APRIL ___, 1999, A COPY OF
            WHICH IS AVAILABLE FROM THE HOLDER.

      5.5 Representations and Warranties of the Guarantors Related to the Shares. Each Guarantor hereby represents and warrants (with respect to such Guarantor and the Shares held of record and beneficially by them) to LLCP that:

            (a) Such Guarantor owns of record Shares as described on Schedule
2.8 and is the beneficial owner of additional Shares as shown on Schedule 2.8 . With respect to Shares owned beneficially by such Guarantor, the Guarantor has the requisite power and authority to cause the record owner to cause them to vote in favor of the issuance or ratification of the April 1999 Warrant.

            (b) Except as set forth on Schedule 2.8, no Guarantor nor any Shares are the subject of any other proxy, voting agreement, voting trust, Lien or other instrument under the terms of which the grant of an irrevocable proxy to LLCP contemplated hereby would conflict, create a breach or default under, or require a consent of a third party to become effective, except for consents obtained prior to the date hereof.

      5.6 Equitable Relief. Each Party acknowledges and agrees that it may be impossible to measure in money the damage to the other Parties in the event of a breach of or default under any of the terms and provisions of this Section, and that, in the event of any such breach or default, LLCP, in addition to all other rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as it may request to exercise or otherwise enforce any of the terms and provisions of this Section and to enjoin or otherwise restrain any act of any Guarantor prohibited thereby, and the Parties will not raise and each Party hereby expressly waives any objection or defense that there is an adequate remedy available at law. In furtherance of the foregoing, the Guarantor waive specifically any right to require LLCP to post a bond or other security in order to obtain an injunction or other order permitting it to obtain relief under this section.

6. ACTIONS TO BE TAKEN BY THE COMPANY; RELEASE OF COLLATERAL.

      6.1 Covenant to Issue Stanwich Commitment Notes and Stanwich Commitment Warrants. Immediately upon approval by LLCP and Stanwich of the form of documents to be entered into in connection with the fulfillment by Stanwich of the Stanwich Investment Obligation, the Company shall execute and deliver binding agreements whereby the Company shall issue Stanwich Commitment Notes and, as permitted, Stanwich Commitment Warrants as required by Section 3.1 above. The Company represents and warrants that all corporate and other approvals required to issue the Stanwich Commitment Securities have been obtained, and that it has duly authorized and reserved for issuance the Common Stock issuable upon exercise of the Stanwich Commitment Warrants. The Company shall not incur fees and expenses that are not reimbursed by the Guarantor, and shall not pay Stanwich's expenses in connection with the issuance.

7. RIGHT TO DISPOSE OF STANWICH COMMITMENT NOTES. Stanwich, or its designee (who may include CEB), shall have the right to sell up to $10,000,000 in Stanwich Commitment Notes after August 31, 1999, if, and only if, each of the Guarantors and the Company has complied with, satisfied or discharged all of its obligations and agreements set forth in this Agreement, in the manner and within the times provided herein. Any such sale of Stanwich Commitment Notes shall be subject to agreements of the Company and its Affiliates regarding a Change of Control of the Company, including without limitation any such agreement set forth in the Amended November 1998 Securities Purchase Agreement or the April 1999 SPA.

8. CONDITIONS. LLCP's obligation to purchase the April 1999 Note in reliance upon this Agreement, and which respect to Sections 8.1 and 8.2 only, the Guarantors' obligation to enter into this Agreement and the Pledge Agreements, is contingent upon satisfaction of the following conditions.

      8.1 Approval by Independent Directors. The Independent Directors of the Company shall have approved (i) the issuance of the April 1999 Note and the April 1999 Warrant and the entry by the Company into the April 1999 SPA, (ii) the entry by the Company into the Amended November Securities Purchase Agreement, the Amended November 1998 Note and Amended November 1998 Warrant,
(iii) the preparation of a proxy statement soliciting approval of the issuance of the April 1999 Warrant, (iv) the Stanwich Investment Obligation and the issuance of the Stanwich Commitment Notes and Stanwich Commitment Warrants on the terms and conditions set forth in this Agreement (and have authorized the Common Stock issuable upon exercise of the Stanwich Commitment Warrants), and
(v) any other transactions contemplated by the Amended November 1998 Securities Purchase Agreement and the April 1999 SPA.

      8.2 Simultaneous Closing of LLCP Investment. The April 1999 SPA shall have been executed and delivered by the Company and LLCP, and the transactions contemplated thereby shall have been consummated concurrently herewith, and the First Amendment shall have been executed and delivered by the Company and LLCP, and the transactions contemplated thereby consummated concurrently herewith.

      8.3 Good Standing; etc. Stanwich shall have delivered to LLCP and the Company evidence of Stanwich's good standing in its state of incorporation and resolutions of its Board of Directors, certified by the Corporate Secretary.

      8.4 Compensation Arrangements. Evidence of termination of compensation arrangements as required by Section 3.7 shall have been delivered by CEB and Stanwich to the Company, with a copy provided to LLCP.

      8.5 Delivery of Documents, Collateral; etc. The Guarantors shall have delivered to LLCP the following:

            (a) Fully executed Pledge Agreements;

            (b) A fully executed New Stanwich Subordination Agreement;

            (c) A fully executed Notice and Acknowledgment Agreement in the form attached hereto as Exhibit F, executed by each of the Persons holding Permitted Liens on Pledged Collateral;

            (d) UCC-1 Financing Statements in form and substance acceptable to LLCP;

            (e) The Pledged Securities and the Pledged Notes (except to the extent held as collateral by a Person with a first priority Lien), accompanied in each case with a stock power or other instrument of transfer duly endorsed in blank;

            (f) the Guarantors shall have delivered the irrevocable proxies required by Section 5; and

            (g) LLCP shall have received such other documents, agreements, or other instruments as LLCP may request.

      8.6 Company's Representations and Warranties. The representations and warranties of the Company set forth in the Amended November 1998 Securities Purchase Agreement and the April 1999 SPA shall be true and correct on the date hereof as if made on this date and pursuant to this Agreement and the Company shall have delivered to LLCP an officer's certificate in form and substance acceptable to LLCP to that effect.

9. INDEMNIFICATION.

      9.1 Losses.

            (a) The Guarantors shall, jointly and severally, indemnify and hold harmless LLCP and its Affiliates, employees, partners, officers, directors, representatives, agents, attorneys, successors and assigns, and the persons holding or voting proxies as contemplated by Section 5 (the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, expenses and costs, including, without limitation, attorneys' fees and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, "Losses"), incurred by such Indemnified Party in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation made by any Guarantor or the failure of any Guarantor to fulfill any of its agreements or undertakings (other than the Guaranteed Covenants) under this Agreement or any other agreement, instruments or document contemplated hereby or relating hereto, (ii) such Indemnified Party's service as the holder of the proxies delivered to LLCP as contemplated by Section 5 and (iii) any actions taken by any of LLCP's Affiliates, employees, officers, directors, representatives, agents or attorneys in connection with the transactions contemplated by this Agreement, the April 1999 SPA or the Amended November 1998 Securities Purchase Agreement. Notwithstanding the foregoing, the Guarantors shall not have any liability for any Loss that results from or is a direct result of (A) a violation of Applicable Law by any Indemnified Party, (B) any material breach by any Indemnified Party of its obligations under this Agreement, the April 1999 Securities Purchase Agreement, the Amended November 1998 Securities Purchase Agreement or any of the agreements, documents and instruments executed in connection herewith or therewith, (C) any breach by Arthur E. Levine of any fiduciary duty to the Company in his capacity as a director prior to the date hereof or (D) the willful misconduct or gross negligence of any Indemnified Party. The Guarantors shall either pay directly all Losses which it is required to pay hereunder or reimburse any Indemnified Party within ten (10) days after any request for such payment. The obligations of the Guarantors to the Indemnified Parties under this Section 9 shall be separate obligations to each Indemnified Party, and the liability of any Guarantors to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder. The obligations of the Guarantors to the Indemnified Parties under this Section 9 shall survive for the period ending one year after all statutes of limitations relevant hereto have expired, including any extensions thereof, and shall be extended as necessary to resolve any indemnification claim by an Indemnified Party asserted prior to that date.

      9.2 Indemnification Procedures. Any Person entitled to indemnification under this Section 9 shall (a) give prompt written notice to the Guarantors or the Company, as the case may be, (the "Indemnifying Party") of any claim with respect to which it seeks indemnification and (b) permit the Indemnifying Party to assume the defense of such claim with counsel selected by the Indemnifying Party and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Indemnifying Party has agreed to pay such fees or expenses; (ii) the Indemnifying Party has failed to notify such Person in writing within ten (10) days of its receipt of such written notice of claim that it will assume the defense of such claim and employ counsel reasonably satisfactory to such Person; or (iii) in the judgment of any such Person, based upon the written advice of counsel, a conflict of interest may exist between such Person and the Indemnifying Party with respect to such claims (in which case, if the Person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Person). The Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent may not be unreasonably withheld). No Indemnified Party may, without the consent (which consent will not be unreasonably withheld) of the Indemnifying Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim or litigation.

      9.3 Contribution. If the indemnification provided for in this Section 9 is unavailable to LLCP or any other Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either the Indemnifying Party or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 9.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      9.4 Limitation on Liability. Neither LLCP nor any other Indemnified Party shall be responsible or liable to any other party hereto, any successor, assignee or third party beneficiary of such person or any other person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of the entry into or consummation of the transactions contemplated by this Agreement (including the granting of proxies under Section 5), or under the Pledge Agreements.

      9.5 Lost Certificate Indemnity. CEB and Bradley shall deliver a lost certificate indemnity in the form attached hereto as Exhibit G with respect to the lost Stock Certificates for CARSUSA, Inc. and Cars Holdings, Inc., and cause the Company to issue replacement certificates as necessary.

10. MISCELLANEOUS.

      10.1 Consent to Amendments. No amendment, supplement or other modification to this Agreement or any Related Agreement shall be effective unless the same shall be in writing and signed by LLCP, and the Guarantors. The Company or the Guarantors may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if, and only if, the Company or Guarantors shall have obtained the prior written consent of LLCP to such action or omission. No course of dealing between the Company or its Subsidiaries, the Guarantors and LLCP (or any other Holder), nor any delay in exercising any rights hereunder or under any other Related Agreement shall operate as a waiver of any rights of LLCP (or any other Holder).

      10.2 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein, or made in writing by or on behalf of the Guarantors or the Company pursuant to or in connection herewith, shall survive indefinitely.

      10.3 Entire Agreement. This Agreement, together with the Exhibits and Schedules and the Related Agreements constitute the full and entire agreement and understanding between LLCP, the Guarantors and the Company relating to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

      10.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

      10.5 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. LLCP may assign to any Person (including any subsequent Holder of or participant in ownership of the April 1999 Note or the Amended November 1998
Note) this Agreement and any or all of its rights hereunder without the consent of the Company, or the Guarantors, and the assignee thereof shall be entitled to all of the rights so assigned to the same extent as if such assignee were an original party hereof. No Guarantor may assign or delegate its rights or obligations hereunder.

      10.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (1)   If to LLCP, at:

                        c/o Levine Leichtman Capital Partners, Inc.
                        335 North Maple Drive, Suite 240
                        Beverly Hills, CA 90210
                        Attention: Arthur E. Levine, President
                        Telephone: (310) 275-5335
                        Facsimile: (310) 275-1441

                        with a copy to:

                        Riordan & McKinzie
                        695 Town Center Drive
                        Suite 1500
                        Costa Mesa, CA  92626
                        Attention:  James W. Loss, Esq.
                        Telecopy: (714) 433-2900

                  (2)   If to the Company, at:

                        Consumer Portfolio Services, Inc.
                        16355 Laguna Canyon Road
                        Irvine, CA  92618
                        Attention: Charles E. Bradley, Jr., President
                        Telephone: (949) 753-6800
                        Facsimile: (949) 450-3951

                        with a copy to:

                        Troy & Gould
                        1801 Century Park East, Suite 1600
                        Los Angeles, CA 90067
                        Attention: Lawrence P. Schnapp, Esq.
                        Telephone: (310) 553-4441
                        Facsimile: (310) 201-4746

                  (3)   If to any Guarantor,
                        at the address shown on the signature page hereto or at such other address or addresses as a party may specify by written notice given in accordance with this Section 10.6.

      10.7 Descriptive Headings; Construction and Interpretation. The descriptive headings of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, annex, addendum, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party. Each party has had the opportunity to be advised by counsel of its choice in connection with the negotiation and preparation of this Agreement.

      10.8 Exhibits and Disclosure Schedules. The Exhibits and the Schedules are incorporated herein and shall be an integral part of this Agreement.

      10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      10.10 Fees and Expenses. The Company shall pay all actual and estimated out-of-pocket costs and expenses of every type and nature (including, without limitation, fees and expenses of counsel, accounting fees and expenses, fees and expenses related to any due diligence investigation and all other deal-related costs and expenses) incurred by or on behalf of LLCP in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, as directed by LLCP, the Company shall reimburse third party providers directly for any of such costs and expenses (which withholding and, as the case may be, such direct reimbursement, shall constitute payment in full of the Company's obligation with respect to such costs and expenses), in any case subject to the terms of the April 1999 SPA. The Guarantors and shall pay all of their out of pocket costs and expenses incurred in connection with their entry into this Agreement, the Pledge Agreement, and the consummation of the transactions contemplated hereby and thereby, and shall reimburse LLCP for any fees payable to any Governmental Authority in connection with the perfection of the security interests granted under the Pledge Agreement, plus the reasonable fees and costs of any third party provider or law firm handling the perfection.

      10.11 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the choice of law or conflicts of law principles thereof. Each Guarantor hereby consents and agrees that the state or federal courts located in Los Angeles, California shall have non-exclusive jurisdiction to hear and determine any claims or disputes pertaining to this

Agreement and/or any related agreement or to any matter arising out of or related to this Agreement and/or any related agreement; provided, that each Guarantor acknowledges that any appeals from those courts may have to be heard by a court located outside of Los Angeles, California; and further provided, that nothing in this Agreement shall be deemed or operate to preclude LLCP from bringing suit or taking other legal action in any other jurisdiction to collect the obligations or the guaranty obligations, to realize on the Pledged Collateral or any other security for the obligations or the guaranty obligations, or to enforce a judgment or other court order in favor of LLCP. Each Guarantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Guarantor hereby waives any objection that such guarantor may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Guarantor hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such Guarantor at the address shown on the signature page hereto at such other address that may be specified from time to time in writing to LLCP by any Guarantor and that service so made shall be deemed completed upon the earlier of actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

      10.12 Publicity. The parties will consult with the others before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, except as either party may determine is required under Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange or Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      10.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT AND/OR ANY AGREEMENT RELATED HERETO OR THE TRANSACTIONS COMPLETED HEREBY OR THEREBY.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                              LLCP

                              LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

                                    On behalf of LEVINE LEICHTMAN CAPITAL
                                    PARTNERS II, L.P., a California limited
                                    partnership

                                    By: /s/ Lauren B. Leichtman
                                        ----------------------------------------
                                        Lauren B. Leichtman
                                        Chief Executive Officer


                              COMPANY

                              CONSUMER PORTFOLIO SERVICES, INC.,
                              a California corporation

                              By: /s/ Charles E. Bradley, Jr.
                                  ----------------------------------------------
                                  Charles E. Bradley, Jr.
                                  President and Chief Executive Officer

                              By: /s/ Jeffrey P. Fritz
                                  ----------------------------------------------
                                  Jeffrey P. Fritz
                                  Senior Vice President and Chief Financial
                                  Officer


                              GUARANTORS

                              STANWICH FINANCIAL SERVICES CORP., a Rhode
                              Island Corporation

                              By: /s/ Charles E. Bradley, Jr.
                                  ----------------------------------------------
                              Its:
                                   ---------------------------------------------

                              Address for Notice:

                              "CEB"

                              /s/ Charles E. Bradley, Sr.
                              -------------------------------------
                              Charles E. Bradley, Sr.

                              Address for Notice:
                              One Stamford Landing
                              62 South Field Avenue
                              Stamford, CT  06902


                              "BRADLEY"

                              /s/ Charles E. Bradley, Jr.
                              -------------------------------------
                              Charles E. Bradley, Jr.

                              Address for Notice: